Exhibit 107
CALCULATION OF FILING FEE TABLE
S-3
(Form Type)

PDS Biotechnology Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	1	Equity	Common Stock, par value $0.00033 per share	Other	13,315,823	$0.8230	10,958,922.329	0.0001381	$1,513.43
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						10,958,922.329		$1,513.43
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$1,513.43

1
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or similar transaction.
(2) Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $0.8230, which is the average of the high and low prices of the registrant's common stock, par value $0.00033 per share (“Common Stock”) on July 8, 2026, on the Nasdaq Capital Market.
(3) Consists of 13,315,823 shares of Common Stock, including 2,158,274 shares of Common Stock issuable upon the exercise of certain outstanding warrants and up to 11,157,549 shares of Common Stock issuable upon conversion of a promissory note.